EXHIBIT 99.1

CONSULTING AGREEMENT

This Agreement made effective the 14th day of August, 2008.

BETWEEN:

ENHANCE SKIN PRODUCTS INC.
695 South Colorado Boulevard, Suite 480
Denver, CO 80246

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

BIOSTRATEGIES CONSULTING GROUP INC.
100 King Street West, Suite 3700
Toronto, ON M5X 1C9

(hereinafter referred to as the “Consultant”)

OF THE SECOND PART

WHEREAS:

A.	The Consultant has expertise in the area of the Company’s business and is willing to provide consulting services to the Company; and

B.	The Company is willing to engage the Consultant as an independent contractor, and not an employee, on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and provisions herein contained, the parties hereto agree as follows:

1.	Engagement.

1.1
The Company hereby engages Consultant to render the consulting services set out in Section 2 below, and such other services as may be agreed to in writing between the Company and the Consultant from time to time.

1.2	Consultant hereby accepts the engagement to provide consulting services to the Company on the terms and conditions set forth herein.

1.3
Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including but not limited to Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify and hold the Company harmless from any and all claims made by any entity on account of alleged failure by Consultant to satisfy any such tax or withholding obligations.  Further, as an independent contractor, Consultant has no authority to enter into any contract or incur any liability on behalf of the Company.

2.	Services.

2.1
Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry.  Consultant will assist the Company by providing technical advice with respect to the development, formulation and testing of cosmeceutical products containing hyaluronic acid.

2.2
The Consultant shall not be required to provide a minimum number of hours of Services in any given month, however, Consultant shall be reasonably accessible to the Company and shall devote such time is required to effectively provide the Services set out in Section 2.1.

3.	Fees and Expenses.

3.1.	The Company will pay the Consultant an annual fee of US$150,000 payable monthly in advance.

3.2.	The Company shall reimburse the Consultant for reasonable pre-approved expenses incurred in the provision of Services provided Consultant submits an expense report and receipts for such expenses.

4.	Term. This Agreement shall commence on the date first written above and shall terminate twenty-four months from that date.

5.
Confidentiality  The Consultant shall keep confidential any information obtained under, produced by or in connection with this Agreement and will not divulge such information to any person without permission of the Company.

6.
Waiver of Remedies  No forbearance, indulgence or delay by either party in enforcing the provisions of this Agreement will prejudice or restrict the rights of that party, nor will any waiver of its rights to operate as a waiver of any subsequent breach.  No right, power or remedy in this Agreement conferred upon or reserved for either party is exclusive or all other right, power or remedy available to that party and each such right, power or remedy will be cumulative.

7.
Counterparts, Facsimile  This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.  The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

8.	Time of Essence Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

9.
Entire Agreement  This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto.  Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

10.	Successors, Assigns This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

11.	Headings The division of this Agreement into headings, articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

12.
Severability  If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

13.
Governing Law, Jurisdiction  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to attorn to the non-exclusive jurisdiction of the Courts of such Province.

SIGNED, SEALED AND DELIVERED by the parties hereto on the day and year first written above.

ENHANCE SKIN PRODUCTS INC.
(the “Company”)

Per:          _______________________________________

Name:      Christopher Hovey
Title:        Chief Operating Officer and Vice President of Sales

BIOSTRATEGIES CONSULTING GROUP INC.
(the “Consultant”)

______________________________________________
Name:      Samuel Asculai
Title:        President